Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
OneMain Financial Holdings, LLC (formerly OneMain Financial Holdings, Inc.):

We consent to the incorporation by reference in the registration statement (No. 333-221391-01) on Form S-3 of Springleaf Finance Corporation of our report dated February 10, 2016, with respect to the consolidated statement of financial position of OneMain Financial Holdings, LLC as of October 31, 2015 and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the 10-month period ended October 31, 2015, which report is included in the Form 8-K/A of Springleaf Finance Corporation dated August 3, 2018.
/s/ KPMG LLP

Baltimore, Maryland
August 3, 2018

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